UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 28, 2011

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2011, Robert Kimball resigned from his positions as President and Chief Executive Officer of RealNetworks, Inc. ("RealNetworks" or the "Company"). The Company's Board of Directors appointed Mike Lunsford as interim Chief Executive Officer of the Company on March 28, 2011. Mr. Kimball also resigned as a director of the Board of Directors of the Company, and the Board of Directors reduced the size of the Board from nine to eight directors.

Mr. Lunsford, age 43, has served as an Executive Vice President, Music, Media and Technology Solutions of RealNetworks since June 2010. Mr. Lunsford joined the Company in 2008 and served as Executive Vice President, Technology Products and Solutions and Media Software and Services from January 2010 to June 2010 and Executive Vice President, Strategic Ventures from June 2008 to January 2010. From 1999 to December 2007, Mr. Lunsford was employed by Earthlink, Incorporated, a provider of communications services, serving as Executive Vice President from June 2007 to December 2007, as interim President and Chief Executive Officer from November 2006 to June 2007, as Executive Vice President and President, Access and Voice from September 2005 to November 2006, and as Executive Vice President, Marketing and Products from 2004 to September 2005. Mr. Lunsford holds an A.B. in Economics and an M.B.A. from the University of North Carolina.

On March 28, 2011, RealNetworks entered into a Separation and Release Agreement (the "Agreement") with Mr. Kimball in connection with his resignation to be effective April 15, 2011. Pursuant to the Agreement, Mr. Kimball is entitled to receive a severance payment equal to approximately $1.7 million, which was determined based on eighteen months of Mr. Kimball’s annual base salary and target bonus payment under the Company’s 2011 Executive MBO Plan and the pro-rata portion of Mr. Kimball’s target payout under the 2011 Executive MBO Plan. In addition, Mr. Kimball will receive his remaining payment of $283,000 under the Retention Letter Agreement dated February 24, 2010 between Mr. Kimball and the Company. Mr. Kimball has also agreed to provide consulting services to the Company for a period of 90 days from April 15, 2011 (the "Consulting Period") at a rate equal to $43,666 per month. All of Mr. Kimball’s outstanding equity awards with respect to shares of the Company’s common stock will be accelerated and fully exercisable, to the extent not fully vested as of April 15, 2011. The Agreement further provides that the exercisability period of all of the stock options to purchase shares of the Company’s common stock held by Mr. Kimball (the "Kimball Options") will be extended such that the Kimball Options will remain exercisable until the earlier of (x) eighteen months following the expiration of the Consulting Period, or (y) the expiration date of the option grant pursuant to the applicable stock option agreement. Mr. Kimball is also entitled to receive reimbursements for up to eighteen months of COBRA premiums. In exchange for the payments made to Mr. Kimball pursuant to the Agreement, Mr. Kimball provided a waiver and release of all claims against RealNetworks and is subject to certain confidentiality, non-solicit, non-disparagement and non-competition obligations.

The Company’s press release dated March 28, 2011 announcing Mr. Kimball’s resignation and Mr. Lunsford's appointment as interim Chief Executive Officer is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1 Press Released issued by RealNetworks, Inc. dated March 28, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

March 28, 2011	By:	/s/ Tracy D. Daw

Name: Tracy D. Daw
Title: Chief Legal Officer and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by RealNetworks, Inc. dated March 28, 2011